Exhibit 5.1

April 11, 2003

(213) 229-7000	C 03611-00031

(213) 229-7520

K2 Inc.

2051 Palomar Airport Road

Carlsbad, CA 92009

Re:	Registration Statement on Form S-3 Regarding the K2 Common Stock Underlying Certain Securities Issued in a Private Placement on February 14, 2003

Ladies and Gentlemen:

We have acted as counsel to K2 Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 3,145,975 shares of Common Stock, par value $1.00 (the “Shares”), of the Company (the “Common Stock”), subject to issuance by the Company (i) upon conversion of the $25,000,000 in the principal amount of the Company’s 7.25% convertible subordinated debentures (the “Debentures”) issued February 14, 2003 and/or (ii) upon exercise of warrants to purchase 524,329 shares of Common Stock issued February 14, 2003 in conjunction with the Debentures (the “Warrants”).

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii)

K2 Inc.

April 11, 2003

when issued in accordance with the terms of the Debentures and/or the Warrants, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, we are generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the current federal laws of the United States, the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP

BPW/WLW